                                                                  EXHIBIT B-1






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                              AMENDED AND RESTATED
                           REVOLVING CREDIT AGREEMENT
                                  by and among
                             THOR INDUSTRIES, INC.,
                                   AS BORROWER
                        with certain of its subsidiaries
                                  as Guarantors
                                       and
                              BANK ONE, SIDNEY, NA
                                       and
                         HARRIS TRUST AND SAVINGS BANK,
                                      BANKS
                                       and
                         HARRIS TRUST AND SAVINGS BANK,
                                    AS AGENT
                             as of December 4, 1992


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

                                TABLE OF CONTENTS

SECTION 1. DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

     Section 1.1. Defined Terms. . . . . . . . . . . . . . . . . . . . . . . . 1
     Section 1.2. Interpretation . . . . . . . . . . . . . . . . . . . . . . . 9

SECTION 2. AMOUNT AND TERMS OF COMMITMENTS, REVOLVING CREDIT LOANS . . . . . . 9

     Section 2.1. Commitments. . . . . . . . . . . . . . . . . . . . . . . . . 9
     Section 2.2. Notes. . . . . . . . . . . . . . . . . . . . . . . . . . . .10
     Section 2.3. Procedure for Borrowing. . . . . . . . . . . . . . . . . . .10
     Section 2.4. Interest Rate and Payment Dates. . . . . . . . . . . . . . .11
     Section 2.5. Computation of Interest and Fees . . . . . . . . . . . . . .11
     Section 2.6. Increased Costs. . . . . . . . . . . . . . . . . . . . . . .12
     Section 2.7. Illegality; Unavailability of Deposits . . . . . . . . . . .12
     Section 2.8. Prepayments; Funding Indemnity . . . . . . . . . . . . . .  12
     Section 2.9. Pro Rata Treatment and Payments. . . . . . . . . . . . . . .13
     Section 2.10.Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . .13

SECTION 3. REPRESENTATIONS AND WARRANTIES. . . . . . . . . . . . . . . . . . .13

     Section 3.1. Financial Statements . . . . . . . . . . . . . . . . . . . .13
     Section 3.2. Corporate Existence. . . . . . . . . . . . . . . . . . . . .13
     Section 3.3. Corporate Power. . . . . . . . . . . . . . . . . . . . . . .14
     Section 3.4. No Violation of Laws . . . . . . . . . . . . . . . . . . . .14
     Section 3.5. No Material Litigation . . . . . . . . . . . . . . . . . . .14
     Section 3.6. Federal Regulations. . . . . . . . . . . . . . . . . . . . .15
     Section 3.7. Disclosure . . . . . . . . . . . . . . . . . . . . . . . . .15
     Section 3.8. Subsidiary Information . . . . . . . . . . . . . . . . . . .15

SECTION 4. CONDITIONS PRECEDENT. . . . . . . . . . . . . . . . . . . . . . . .15

     Section 4.1. Conditions to Initial Loans. . . . . . . . . . . . . . . . .15
     Section 4.2. Conditions to All Loans. . . . . . . . . . . . . . . . . . .15

SECTION 5. AFFIRMATIVE COVENANTS . . . . . . . . . . . . . . . . . . . . . . .16

     Section 5.1. Financial Statements . . . . . . . . . . . . . . . . . . . .16
     Section 5.2. Notices. . . . . . . . . . . . . . . . . . . . . . . . . . .16
     Section 5.3. Maintenance of Debt to Worth . . . . . . . . . . . . . . . .17
     Section 5.4. New Guarantors . . . . . . . . . . . . . . . . . . . . . . .17

SECTION 6. NEGATIVE COVENANTS. . . . . . . . . . . . . . . . . . . . . . . . .17

     Section 6.1. Limitation on Indebtedness . . . . . . . . . . . . . . . . .17
     Section 6.2. Limitation on Liens. . . . . . . . . . . . . . . . . . . . .17

SECTION 7. EVENTS OF DEFAULT . . . . . . . . . . . . . . . . . . . . . . . . .17

SECTION 8. THE AGENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . .19


                                       (i)

     Section 8.l. Appointment. . . . . . . . . . . . . . . . . . . . . . . . .19
     Section 8.2. Delegation of Duties . . . . . . . . . . . . . . . . . . . .19
     Section 8.3. Exculpatory Provisions . . . . . . . . . . . . . . . . . . .20
     Section 8.4. Reliance by Agent. . . . . . . . . . . . . . . . . . . . . .20
     Section 8.5. Notice of Default. . . . . . . . . . . . . . . . . . . . . .20
     Section 8.6. Non-Reliance on Agent and Other Banks. . . . . . . . . . . .20
     Section 8.7. Indemnification. . . . . . . . . . . . . . . . . . . . . . .21
     Section 8.8. Agent in Its Individual Capacity . . . . . . . . . . . . . .21
     Section 8.9. Successor Agent. . . . . . . . . . . . . . . . . . . . . . .21

SECTION 9. MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . .22

     Section 9.1. Amendments and Waivers . . . . . . . . . . . . . . . . . . .22
     Section 9.2. Notices. . . . . . . . . . . . . . . . . . . . . . . . . . .22
     Section 9.3. No Waiver; Cumulative Remedies . . . . . . . . . . . . . . .22
     Section 9.4. Survival of Representations and Warranties . . . . . . . . .23
     Section 9.5. Legal Fees, Other Costs and Indemnification. . . . . . . . .23
     Section 9.6. Successors and Assigns . . . . . . . . . . . . . . . . . . .23
     Section 9.7. Adjustments; Set-off . . . . . . . . . . . . . . . . . . . .23
     Section 9.8. Incorporation of Guaranty Provisions . . . . . . . . . . . .24
     Section 9.9. Release of Certain Guaranties. . . . . . . . . . . . . . . .24
     Section 9.10. Counterparts; Effective Date. . . . . . . . . . . . . . . .24
     Section 9.11. Governing Law . . . . . . . . . . . . . . . . . . . . . . .25
     Section 9.12. Headings. . . . . . . . . . . . . . . . . . . . . . . . . .25


                                      (ii)

                           REVOLVING CREDIT AGREEMENT

To each of the Banks' signatory hereto

Ladies and Gentlemen:

     The undersigned, Thor Industries, Inc., a Delaware corporation (the "Borrower"), refers to that certain Credit Agreement dated as of May 29, 1992, as amended, currently in effect among the Borrower, the Borrower's Subsidiaries, Bank One Sidney, N.A., as Agent, and the Banks party thereto (the "Original Credit Agreement"). The Borrower hereby requests that certain amendments be made to the Original Credit Agreement and for the sake of clarity and convenience that the Original Credit Agreement be restated in its entirety as so amended. Each of you is hereinafter referred to as a "Bank," all of you are hereinafter referred to collectively as the "Banks," and Harris Trust and Savings Bank in its capacity as agent for the Banks hereunder is hereinafter referred to as the "Agent." This Amended and Restated Credit Agreement amends and replaces in its entirety the Original Credit Agreement, and from the Effective Date all references made to the Original Credit Agreement in any Loan Document or in any other document shall, without more, be deemed to refer to this Amended and Restated Credit Agreement. This Amended and Restated Credit Agreement shall become effective as of December 4, 1992 (the "Effective Date"), and supersede all provisions of the Original Credit Agreement as of such date, upon the execution of this Agreement by each of the parties hereto and the fulfillment of the conditions precedent contained in Section 4.1(a)-(c) hereof.

SECTION 1. DEFINITIONS

     SECTION 1.1. DEFINED TERMS. In addition to the other terms defined herein, as used in this Agreement:

     AFFILIATE means any Person directly or indirectly controlling or controlled by or under direct or indirect common control with another Person.

     ANNUAL FINANCIALS means, as to any fiscal year:

     (a) a consolidated balance sheet, income statement and statement of cash flows (together with a statement of shareholders' equity if not contained in the foregoing) of Borrower and its consolidated subsidiaries, each together with supporting notes to the extent required by GAAP or accompanying the accountant's certification described below, fairly presenting Borrower's and its consolidated subsidiaries' financial condition at the close of and the results of operations during such year, which statements shall be prepared in accordance with GAAP and shall be audited and certified without qualification by Deloitte & Touche or other independent certified public accountants of nationally recognized standing reasonably acceptable to the Banks; and

(b) the Officer's Certificate specified under section 5.1 hereof.

     BORROWING means the total of Loans of a single type made by the Banks to the Borrower on a single date and for a single Interest Period. Borrowings are made ratably from each of the Banks according to their Commitment Percentage.

     BUSINESS DAY means a day other than a Saturday, Sunday or other day on which commercial banks are authorized or required to close in Sidney or Columbus, Ohio, or Chicago, Illinois and, if the applicable Business Day relates to the borrowing or payment of a Eurodollar Loan, on which banks are dealing in United States Dollar deposits in the interbank market in London, England and Nassau, Bahamas. Periods of days referred to in this Agreement shall be counted in calendar days unless Business days are expressly prescribed.

     COMMITMENT means a Bank's agreement to make Revolving Credit Loans to the Borrower pursuant to subsection 2.1 hereof in the amount specified on Schedule I hereof, and Commitments means the aggregate of each Bank's Commitment.

     COMMITMENT PERCENTAGE of any Bank shall mean the percentage set opposite such Bank's name on Schedule I hereto.

     COMMITMENT PERIOD means the period from and including the date hereof to the Termination Date.

     CONSOLIDATED LIABILITIES at any date means the total of all accounts which would be properly classified as liabilities in a consolidated balance sheet of Borrower and its consolidated subsidiaries at such date prepared in accordance with GAAP, including, but not limited to, deferred income taxes and capital lease obligations.

CONSOLIDATED TANGIBLE NET WORTH at any date means the excess, if any, of the total assets over the total amount of liabilities, deferred credits and minority interests as the same would appear in a consolidated balance sheet of Borrower and its consolidated subsidiaries at such date prepared in accordance with GAAP, consistently applied, less the book value of (a) all intangible assets and (b) all deferred charges. Both intangible assets and deferred charges are to be determined in accordance with GAAP.

     CONTINGENT OBLIGATION means, as to any Person, any reimbursement obligations of such Person in respect of undrawn drafts drawn under letters of credit and any obligation of such Person guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations primarily to pay money ("PRIMARY OBLIGATIONS") of any other Person (the "PRIMARY OBLIGOR") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the obligee under any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the obligee under such primary obligation against loss in respect thereof; HOWEVER, the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.

     CONTRACTUAL OBLIGATION means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.

     DEALER REPURCHASE DEBT means as to any Person that Person's unsecured ordinary course of business Contingent Obligation to purchase from a financier the inventory of a dealer selling inventory of the referent Person's manufacture or assembly and sale to the dealer on terms which include the Person's acquisition simultaneously with its payment of clear, unencumbered ownership of inventory which is new and saleable as new.

     DEFAULT means any of the events specified in Section 7, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

     EURODOLLAR LOAN means a Revolving Credit Loan bearing interest prior to maturity at the rate specified in Section 2.4(b).

     ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time.

     EVENT OF DEFAULT means any of the events specified in Section 7, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

     EXISTING INDEBTEDNESS with respect to any Person means Indebtedness of such Person and its Subsidiaries outstanding as of the date of and reflected in the July 31, 1992, consolidated financials of the Borrower and its consolidated Subsidiaries.

     FLOOR PLAN FINANCING means as to any Person the financing of motor vehicle chassis to be part of Inventory, work in process, or otherwise held for work, sale or lease in the ordinary course of business with respect to which the referent Person's seller or third party financier retains a security interest in the chassis sold, pending the referent Person's subsequent sale in ordinary course of business.

     GAAP means generally accepted accounting principles in the United States of America as in effect at the time any determination is made or financial statement is required hereunder as promulgated by the American Institute of Certified Public Accountants, the Accounting Principles Board, the Financial Accounting Standards Board or any other body existing from time to time which is authorized to establish or interpret such principles applied on a consistent basis throughout any applicable period.

     GOVERNMENTAL AUTHORITY means any nation or government, any state or other political subdivision thereof and any entity exercising executive legislative, judicial, regulatory or administrative functions of or pertaining to government.

     GUARANTY means a guaranty of the indebtedness evidenced by the Notes, this Agreement or the other Loan Documents, and other indebtedness, executed previously by the Subsidiaries of Borrower in connection with the closing of the Original Credit Agreement and in the form of Exhibit B to the Original Credit Agreement, and not released by Section 9.9 hereof, and any guaranty of such indebtedness executed by any future Subsidiary of Borrower; GUARANTOR means each Person executing a Guaranty.

     HARRIS means Harris Trust and Savings Bank.

     INDEBTEDNESS with respect to any Person means any indebtedness, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instrument or letters of credit (or reimbursement agreements in respect thereof) or representing the balance deferred and unpaid of the purchase price of any property (including pursuant to capital leases), except any such balance that constitutes an accrued expense or a trade payable, if and to the extent any of the foregoing indebtedness would appear as a liability upon a balance sheet of such Person prepared on a consolidated basis in accordance with GAAP, and shall also include, to the extent not otherwise included, any indebtedness of a third person of the type that would be included in this definition which is secured by a Lien on the property or assets of or is guaranteed by such Person.

     INTEREST PERIOD means the period commencing on the date a Borrowing of Eurodollar Loans is made and ending on the date 1, 2, or 3 months thereafter; PROVIDED, HOWEVER,

          (a) the Borrower may not select an Interest Period that extends beyond the Termination Date;

          (b) whenever the last day of any Interest Period would otherwise be a day that is not a Business Day, the last day of such Interest Period shall be extended to the next succeeding Business Day, provided that if such extension would cause the last day of such Interest Period to occur in the following calendar month, the last day of such Interest Period shall be the immediately preceding Business Day; and

          (c) a month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month; PROVIDED, HOWEVER, that if there is no numerically corresponding day in the month in which such an Interest Period is to end or if such an Interest Period begins on the last Business Day of a calendar month, then such Interest Period shall end on the last Business Day of the calendar month in which such Interest Period is to end.

     INVENTORY of any Person means all of such Person's now existing or hereafter arising or acquired merchandise, inventory, goods, and other property held for sale or lease or furnished or to be furnished under contracts of service, including all raw materials, chassis, trailers, other vehicles, titled or untitled, engines, air conditioners, plumbing, electronics, furniture and furnishings, upholstery, flooring, brightwork, work in process, finished goods, and materials and supplies of any kind, nature or description which are or might be used in or in connection with such Person's business, and all returns, repossessions, exchanges and proceeds thereof, wherever located.

     LIBOR means the rate, adjusted for maximum regulatory reserve requirements, at which deposits in U.S. Dollars in an amount and with a maturity corresponding to the Interest Period for the relevant Eurodollar Loan are offered by the Agent in the offshore interbank market as of approximately 11:00 a.m. (London time) two Business Days before the making of such Eurodollar Loan.

     LIEN means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, charge, security interest, encumbrance, lien (statutory or other), or any preference, priority or other security agreement or any preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any lease deemed under the Uniform Commercial Code, or comparable law of any jurisdiction, to be intended for security), and the authorized filing by or against a Person of any financing statement as debtor under the Uniform Commercial Code (or comparable law of any jurisdiction).

     LOAN DOCUMENTS means this Agreement, the Notes, the Guaranties and all documents delivered by the Borrower or any Guarantor in connection therewith.

     MONTHLY FINANCIALS means, as to any fiscal month, each of a consolidated and consolidating (i) balance sheet as of the last day of such month and (ii) income statement for such month of Borrower and its consolidated subsidiaries and a consolidated statement of cash flows for such month of Borrower and its consolidated subsidiaries, in each case (x) unaudited and prepared in accordance with GAAP subject to year end adjustments and the omission of footnotes and (y) certified in an Officer's Certificate.

     OBLIGATIONS means all fees payable hereunder, all obligations of the Borrower to pay principal or interest on the Revolving Credit Loans and all other payment obligations of the Borrower or any Guarantor arising under or in relation to any Loan Document.

     OFFICER'S CERTIFICATE as to any Person means a written certificate signed by the appropriate Responsible Officer(s) of such Person which (a) recites, certifies and represents (i) the date of the certificate and that all information given and statements made are as of that date, (ii) the exact title(s) of such officer and the source of such officer's authority to execute and deliver the certificate to Agent on behalf of such Person, (iii) that the certificate is given in connection with this Agreement and constitutes a Loan Document, (iv) that such officer is familiar with, and has access to, such Person's business and financial affairs, (v) that such officer has examined the information given or statements made, or both, in the certificate and certifies that such information and statements are true and correct based upon such officer's examination, and (vi) with respect to Subsidiaries that such officer has examined this Agreement and, as required, the other Loan Documents and that no Default has occurred during the period of time covered by such certificate;
(b) contains an acknowledgement by such officer that the Agent and Banks will rely upon the certificate for purposes of making advances or extensions of credit under this Agreement, acting upon any other request, giving or withholding of any consent, exercising any right or privilege, or forebearing from taking of any action, under the Loan Documents; (c) is, as to matters listed below in subitems (d)(i) and (ii) given by the chief financial officer of Borrower on behalf of each Borrower and its Subsidiaries in accordance with this Agreement; and (d) shall further, in the case of:

          (i) the Annual Financials, (A) state, with respect to the consolidating financial statements described in paragraph (a) of the definition of Annual Financials, that such financial statements are accurate, complete and fairly present such Person's financial condition and the results of operations; and (B) set forth, with respect to Borrower, the calculations required to establish compliance by Borrower with Section 5.3 together with an exhibit attaching the financial statements from which such calculations were made, and state that no event of default (or any event or condition which, with the lapse of time, the giving of notice, or the satisfaction of any other condition, or all of them, could become an event of default) has occurred under any material Contractual Obligation during such fiscal year of the Borrower; and

          (ii) the Monthly Financials, (A) state that such financial statements are accurate, complete and fairly present such Person's financial condition and results of operations for such month (subject to year-end adjustments and footnoted information required under GAAP) and (B) set forth, with respect to Borrower, the calculations required to establish compliance by Borrower with Section 5.3 together with an exhibit attaching the financial statements from which such calculations were made, and state that no event of default (or any event or condition which, with the lapse of time, the giving of notice, or the satisfaction of any other condition, or all of them, could become an event of default) has occurred under any material Contractual Obligation during such fiscal year of the Borrower.

     "OPERATING LEASE" at any date means any lease other than a lease which is required to be capitalized in accordance with GAAP consistently applied, provided such lease has, as of the date of determination, a remaining term of 12 months or more, or may at the option of the lessor or lessee be extended for a term of 12 months or more.

     PBGC means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

     PERMITTED INDEBTEDNESS with respect to each of Borrower and Subsidiaries, as applicable, means:

     (a)  Indebtedness to Agent and Banks under the Loan Documents;

     (b) Existing Indebtedness (to the extent, if any, not covered by any other clause of this definition);

     (c) Floor Plan Financing in ordinary course of business;

     (d)  Dealer Repurchase Debt in ordinary course of business;

     (e) Indebtedness to Harris in principal amount of $10,000,000 which is fully secured to Harris by instruments evidencing obligations of a federal authority of Canada and which are held by Harris' agent in Canada;

     (f) Capital lease obligations or other Indebtedness of Borrower and Subsidiaries incurred for the purchase of real or personal property or businesses that do not exceed, as of any date outstanding, $1,000,000 in the aggregate if on a basis of other than without recourse;

     (g) Indebtedness under Operating Leases for which total aggregate payments by all of Borrower and each of its Subsidiaries during any 12-month period do not exceed $2,500,000 in the aggregate;

     (h) Indebtedness of a Borrower or a Subsidiary to Borrower or any other Subsidiary;

     (i) The obligations of a Borrower or Subsidiary under replevin or similar type bonds obtained in the ordinary course of a Borrower's or Subsidiary's respective business as presently conducted;

     (j) The obligations of a Borrower or a Subsidiary under inventory and merchandise repurchase agreements with their respective dealers and third party creditors incurred in the ordinary course of a Borrower's or Subsidiary's respective business as presently conducted; and

     (k) Indebtedness which serves to refund or refinance Existing Indebtedness (each of such Indebtedness being so incurred, "REFINANCING INDEBTEDNESS"); PROVIDED, that such Refinancing Indebtedness, (i) is subordinated to the Obligations to at least the same extent as such Indebtedness begin refunded or refinanced, (ii) bears an, interest rate per annum which does not exceed the interest rate per annum then payable under such Indebtedness being refunded or refinanced (calculated in accordance with any formula set forth in the documents evidencing any such Indebtedness), (iii) has an aggregate principal amount outstanding which does not exceed the then outstanding aggregate amount of such Indebtedness being refunded or refinanced plus customary transaction costs incurred in connection with such refinancing, and (iv) has, at the time of such refunding or refinancing, a Weighted Average Life to Maturity greater than the Weighted Average Life to Maturity of such Indebtedness being refunded or refinanced.

     PERMITTED LIENS means (a) Liens granted to Agent or any Bank; (b) Liens expressly permitted by Agent (upon instruction of the Required Banks) in writing; (c) Liens granted to warehousemen, mechanics, common carriers and landlords for the payment of their services or the use of their property that are not yet due and payable and arise in the ordinary course of business; (d) as to Inventory, (i) the right granted under Section 2-702 of the UCC to a seller of unpaid goods to reclaim those goods subject to the provisions set forth in
Section 2-702 of the UCC and (ii) Liens securing and to the extent of the Floor Plan Financing described in clause (c) of the definition of Permitted Indebtedness; (e) the security interest in items in favor of a collecting bank under Section 4-208 of the UCC; (f) Liens securing Existing Indebtedness in amounts and to the extent secured at the date hereof; (g) Liens securing the Indebtedness enumerated in clauses (e), (f), (g) and

(k) of the definition of Permitted Indebtedness; (h) Liens for taxes not yet due and payable; and (i) liens of judgment creditors to the extent such Liens do not secure obligations which exceed, as of any date, $1,000,000 in the aggregate or enforcement thereof is stayed through bonds or insurance without obligations which create a Default hereunder to the sole satisfaction of the Required Banks exercised in good faith, and Liens for taxes due and payable, in each case only if the validity or amount thereof is being contested in good faith by appropriate and lawful proceedings, promptly initiated and diligently conducted and as to which Borrower shall have set aside on its books reserves adequate under GAAP.

     PERSON means an individual, a partnership, a corporation, a business trust, a joint stock company, a trust, an unincorporated association, a joint venture, a Governmental Authority or any other entity of whatever nature.

     PLAN means any pension plan which is covered by Title IV of ERISA and in respect of which Borrower or a Commonly Controlled Entity is an "employer" as defined in Section 3(5) of ERISA or an affiliate of an employer as defined in
Section 407(d)(7) of ERISA.

     PRIME RATE means the rate of interest per annum announced by Harris Trust and Savings Bank, from time to time as its prime commercial rate, with any change thereto being effective as of the opening of business on the day of the change (or the beginning of the day if not a Business Day), which Prime Rate is not necessarily the best rate of interest offered by that bank.

     PRIME RATE LOAN means a Revolving Credit Loan bearing interest prior to maturity at the rate specified in Section 2.4(a).
Reportable Event means any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder.

     REPORTABLE EVENT means any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder.

     REQUIRED BANKS means, at a particular time, Banks which together hold at least 66 2/3% of the aggregate unpaid principal amount of the Notes as at such time, or, if no amounts are outstanding under the Notes as at such time, Banks having not less than 66 2/3% of the aggregate amount of the Commitments as at such time.

     REQUIREMENT OF LAW means, as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

     RESPONSIBLE OFFICER means, as to Borrower and any Subsidiary of Borrower, the Chairman, President or a Senior Vice President of Borrower and that Subsidiary, respectively, and, with respect to financial matters, a Senior Vice President or the Treasurer of Borrower and that Subsidiary, respectively.

     REVOLVING CREDIT LOANS means the total of all advances by a Bank pursuant to Section 2 of this Agreement and includes a Prime Rate Loan or Eurodollar Loan, each of which is a "TYPE" of Loan hereunder.

     SINGLE EMPLOYER PLAN means any Plan which is not a Multiemployer Plan.

     SUBSIDIARY means, as to any Person, a corporation or other entity of which more than fifty percent (50%) of the outstanding stock or comparable equity interests having ordinary voting power (other than stock or such equity interest having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation are at the time owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person, and with respect to Borrower shall include all Subsidiaries of Subsidiaries of Borrower.

     TERMINATION DATE means November 30, 1993.

     WEIGHTED AVERAGE LIFE to Maturity means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding principal amount of such Indebtedness into (b) the total of the product obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

     SECTION 1.2. INTERPRETATION. The foregoing definitions shall be equally applicable to both the singular and plural forms of the terms defined. All references to times of day in this Agreement shall be references to Chicago, Illinois time unless otherwise specifically provided. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, the same shall be done in accordance with GAAP, to the extent applicable, except where such principles are inconsistent with the specific provisions of this Agreement.

SECTION 2. AMOUNT AND TERMS OF COMMITMENTS, REVOLVING CREDIT LOANS

     SECTION 2.1. COMMITMENTS. Subject to the terms and conditions of this Agreement, each Bank severally agrees to make Revolving

Credit Loans to the Borrower from time to time during the Commitment Period in an aggregate principal amount at any one time outstanding not to exceed the amount set opposite such Bank's name in Schedule I hereto under the caption "Commitment." As provided in Section 2.3 hereof, the Borrower may elect that each Borrowing of Revolving Credit Loans be made available by means of either Prime Rate Loans or Eurodollar Loans. During the Commitment Period and as long as no Default or Event of Default exists the Borrower may use the Commitments by borrowing, prepaying the Revolving Credit Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.

     SECTION 2.2. NOTES. The Revolving Credit Loans made by each Bank pursuant hereto shall be evidenced by a promissory note of the Borrower, in the form of Exhibit A ("Note"), payable to the order of such Bank and evidencing the obligation of the Borrower to pay the aggregate unpaid principal amount of all Revolving Credit Loans made by such Bank, with interest thereon as prescribed in Sections 2.5 and 2.6. Each Bank is hereby authorized to record the date and amount of each Revolving Credit Loan made by that Bank, and the date and amount of each payment or prepayment of principal thereof, at its option on a schedule annexed to and constituting a part of its Note, or on a continuation thereof which shall be attached thereto and made a part thereof, or on its separate written or electronic records maintained in ordinary course of business, and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded; however, the failure of the Bank to make any such recordations shall not affect the obligation of Borrower or any Guarantor to repay outstanding principal, interest, or any other amount due hereunder or under the Notes in accordance with the terms hereof and thereof. Each Note shall
(a) be dated as of the date hereof, (b) be stated to mature on the Termination Date, and (c) bear interest for the period from the date hereof on the unpaid principal amount thereof from time to time outstanding at the applicable interest rate per annum determined as provided in Section 2.4 and 2.5. Interest on each Note shall be payable as specified in Section 2.4.

     SECTION 2.3. PROCEDURE FOR BORROWING. Borrower may borrow under the Commitments during the Commitment Period on any Business Day, PROVIDED that Borrower gives the Agent telephonic notice (which notice shall be irrevocable once given and shall be promptly confirmed in writing) (i) by no later than 12:00 noon Chicago time at least one Business Day prior to the date of each requested Borrowing of Prime Rate Loans and (ii) by no later than 10:00 a.m. Chicago time on the date at least three Business Days prior to the date of each requesting Borrowing of Eurodollar Loans. Each such notice from the Borrower shall specify (A) the amount to be borrowed, (B) the type of Revolving Credit Loans to comprise such Borrowing, (C) if such Borrowing is to be comprised of Eurodollar Loans, the Interest Period selected by the Borrower to be applicable thereto, and (D) the date of the requested Borrowing.

Upon receipt of such notice from Borrower the Agent shall promptly notify each Bank thereof. Subject to the satisfaction of the terms and conditions of this Agreement, each Bank will make the amount of its Commitment Percentage of each Borrowing available to the Agent located at 111 West Monroe Street, Chicago, Illinois 60690, not later than 10:00 a.m. Chicago time, on the date requested by said Borrower in funds immediately available to the Agent as the Agent may direct. The proceeds of all such loans will then promptly be made available to said Borrower by the Agent at the office of the Agent by crediting the Loan Account of Borrower on the books of such office of the Agent with said aggregate of the amount made available to the Agent by the Banks and in like funds as received by the Agent.

     Each Borrowing of Eurodollar Loans shall be in an amount not less than $1,000,000, or any larger amount that is an integral multiple of $500,000.

     SECTION 2.4. INTEREST RATE AND PAYMENT DATES.

     (a) Each Prime Rate Loan made by a Bank shall bear interest on the unpaid principal thereof from the date such Prime Rate Loan is made until maturity (whether by acceleration or otherwise) at a rate per annum equal to the Prime Rate in effect from time to time payable on the last Business Day of each month.

     (b) Each Eurodollar Loan made by a Bank shall bear interest on the unpaid principal amount thereof from the date such Loan is made until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the LIBOR applicable to such Loan plus 1.50% per annum, payable on the last day of its Interest Period and at maturity (whether by acceleration or otherwise).

     (c) If any payment of principal on any Revolving Credit Loan is not made when due (whether by acceleration or otherwise), such Revolving Credit Loan shall bear interest from the date such payment was due until paid in full, payable on demand, at a rate per annum equal to:

               (i) with respect to any Prime Rate Loan, the sum of 2% per annum PLUS the Prime Rate from time to time in effect; and

               (ii) with respect to any Eurodollar Loan, the sum of 3 1/2% per annum PLUS the rate of interest in effect hereon at the time of such default until the end of the Interest Period applicable thereto and, thereafter, at a rate per annum equal to the sum of 2% per annum PLUS the Prime Rate from time to time in effect.

     (d) Each Prime Rate Loan shall mature and become due and payable on the Termination Date. Each Eurodollar Loan shall mature and become due and payable on the last day of the Interest Period applicable thereto or, if earlier, on the Termination Date.

SECTION 2.5. COMPUTATION OF INTEREST AND FEES.

     (a) All indebtedness and fees on the Revolving Credit Loans and interest in respect hereof shall be calculated on the basis of a 360 day year for the actual days elapsed.

     (b) Each determination of an interest rate by the Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Banks in the absence of manifest error. Agent shall give Borrower and the Banks prompt notice of all changes in the Prime Rate.

     SECTION 2.6. INCREASED COSTS. If any law or any governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change in any of the foregoing or in any interpretation thereof or compliance by any Bank with such:

     (i) subjects any Bank to any tax, duty, charge or withholding on or from payments due from the Borrower (excluding taxation on the overall net income of such Bank), or changes the basis of taxation of payments to any Bank in respect of the Eurodollar Loans or other amounts due to such Bank hereunder; or

     (ii) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirements against assets of, deposits with or for the account of, or credit extended by, any Bank; or

     (iii) imposes any other condition the result of which is to increase the cost to any Bank of making, funding or maintaining loans or reduces any amount receivable by any Bank in connection with loans, or requires any Bank to make any payment calculated by reference to any amount of loans held or interest received by such Bank, by an amount deemed material by such Bank.

then, within 15 days of written demand by such Bank, the Borrower shall pay such Bank that portion of such increased expense incurred or reduction in any amount received which such Bank determines is attributable to making, funding or maintaining the Eurodollar Loans.

     SECTION 2.7. ILLEGALITY; UNAVAILABILITY OF DEPOSITS. If any Bank determines that making a Eurodollar Loan would violate any applicable law, rule, regulation, or directive, whether or not having the force of law, or if any Bank determines that deposits of a type and maturity appropriate to match fund a requested Eurodollar Loan, as applicable, are not available to such Bank for the requested Interest Period, then such Bank shall give notice to the Borrower, whereupon, until such Bank notifies the Borrower that the circumstances giving rise to such suspension no longer exist, such Bank's obligation to make Eurodollar Loans shall be suspended. The Borrower shall prepay on demand the outstanding principal amount of any such affected Eurodollar Loans, together with all interest accrued thereon and all other amounts then due and payable to such Bank under this Agreement.

     SECTION 2.8. PREPAYMENTS; FUNDING INDEMNITY. (a) The Borrower shall have the privilege of prepaying Prime Rate Loans without premium or penalty and in whole or in part at any time; PROVIDED, HOWEVER, that the Borrower shall have given prior notice of such prepayment to the Agent no later than 10:30 a.m. on the date of such prepayment. Such prepayment shall be made by the payment of the principal amount to be prepaid and accrued interest thereon to the date fixed for prepayment. No Eurodollar Loan may be voluntarily prepaid prior to its express maturity date.

          (b) In the event any Bank shall incur any loss, cost or expense (including, without limitation, any loss of profit and any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Bank to fund or maintain any Eurodollar Loan or the relending or reinvesting of such deposits or amounts paid or prepaid) as a result of any payment (whether voluntary or as a result of a demand hereunder) of a Eurodollar Loan on a date other than the last day of the Interest Period applicable thereto, then, upon such Bank's demand, the Borrower shall pay such Bank such amounts as will reimburse such Bank for such loss, cost or expense.

     SECTION 2.9. PRO RATA TREATMENT AND PAYMENTS. Each borrowing by Borrower from the Banks, each payment by Borrower on account of the principal of and interest on the Notes, each payment by Borrower of fees, and any reduction of the Commitments of the Banks hereunder shall be made pro rata according to the Commitment Percentages of the Banks. All payments (including prepayments) to be made by Borrower on account of principal, interest and fees shall be made without set-off or counterclaim and shall be made to the Agent on behalf of the Banks, at the Agent's office located at 111 West Monroe Street, Chicago, Illinois 60690, in each case in immediately available funds. The Agent shall distribute such payments to the Banks promptly upon receipt in like funds as received. Any such payments not received by the Agent prior to 12:00 noon Chicago time and not distributed on the date of receipt shall be credited as paid on the next succeeding Business Day. If any payment hereunder becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

     SECTION 2.10. USE OF PROCEEDS. The proceeds of the Revolving Credit Loans made hereunder shall be used by the Borrower for lawful purposes in its businesses.

SECTION 3. REPRESENTATIONS AND WARRANTIES

     In order to induce the Banks to enter into this Agreement and to make the Revolving Credit Loans herein provided for, the Borrower hereby covenants, represents and warrants to the Agent and to each Bank, that:

     SECTION 3.1. FINANCIAL STATEMENTS. Borrower has heretofore furnished to each of the Banks the consolidated balance sheet of Borrower and its Subsidiaries as of July 31, 1992, and the related consolidated statements of operations, of stockholders' equity and of changes in financial position for the fiscal year of Borrower then ended, certified by Deloitte & Touche, independent public accountants. Such financial statements fairly present the financial conditions of Borrower and its Subsidiaries as of the dates thereof and the results of the operations of Borrower and its Subsidiaries for the periods then ended, subject to year end adjustments and the omission of footnotes, and since July 31, 1992, there has been no material adverse change in such conditions.

     SECTION 3.2. CORPORATE EXISTENCE; COMPLIANCE WITH LAW. Borrower and each of its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (b) has the corporate power and authority to conduct the business in which it is currently engaged,
(c) is not required to be qualified as a foreign corporation under the laws of any jurisdiction where, if it is not qualified, the failure to so qualify would have a material adverse effect on the business of Borrower and its Subsidiaries taken as a whole and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith would not, in the aggregate, have a material adverse effect on the business, operations, property or financial or other condition of Borrower and its Subsidiaries taken as a whole and would not materially adversely affect the ability of Borrower and its Subsidiaries to perform their obligations under this Agreement, the Notes, and the Loan Documents.

     SECTION 3.3. CORPORATE POWER; AUTHORIZATION; ENFORCEABLE OBLIGATIONS. Borrower and each Subsidiary of Borrower has the corporate power and authority to make, deliver and perform the Loan Documents to which it is a party and to borrow hereunder and has taken all corporate action necessary to be taken by it to authorize the borrowings on the teens and conditions of this Agreement and the Notes and to authorize the execution, delivery and performance of this Agreement, the Notes and any other Loan Documents to which it is a party. No consent, waiver or authorization of, or filing with, any Person (including without limitation any Governmental Authority), is required to be made or obtained by Borrower or any Subsidiary of Borrower in connection with the borrowings hereunder or the execution, delivery, performance, validity or enforceability of any Loan Document. Each Loan Document has been duly executed and delivered on behalf of Borrower and each Subsidiary of Borrower and constitutes a legal, valid and binding obligation of Borrower and each Subsidiary of Borrower (to the extent a party thereto) enforceable against Borrower and each Subsidiary of Borrower (to the extent a party thereto) in accordance with its terms, and none of the foregoing violates any Requirement of Law or Contractual Obligation of Borrower or any Subsidiary of Borrower and does not and will not result in, or require, the creation or imposition of any Lien on any of their properties or revenues pursuant to any Requirement of Law or Contractual Obligation.

     SECTION 3.4. NO VIOLATION OF LAWS. Borrower and each Subsidiary of Borrower is and will remain in compliance with all Requirements of Law, including those covering taxes (subject to contest as provided in the definition of Permitted Liens) and environmental activities and hazardous substances, except to the extent that all instances of noncompliance, in the aggregate, could not have a material adverse effect upon Borrower and its Subsidiaries on a consolidated basis.

     SECTION 3.5. NO MATERIAL LITIGATION. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the best knowledge of the Borrower and its Subsidiaries, threatened by or against Borrower or any of its Subsidiaries or against any of their respective properties or revenues (a) with respect to any of the Loan Documents, or any of the transactions contemplated hereby or thereby or (b) which could reasonably be expected to have a material adverse effect on the business, operations, property or financial or other condition of Borrower and its Subsidiaries taken as a whole.

     SECTION 3.6. FEDERAL REGULATIONS. No part of the proceeds of any loans hereunder will be used for "purchasing" or "carrying" "margin stock" as defined in Regulation U of the Board of Governors of the Federal Reserve System or for any purpose which violates, or which would be inconsistent with, the provisions of the Regulations of such Board of Governors.

     SECTION 3.7. DISCLOSURE. No representations or warranties made by Borrower or any of its Subsidiaries in this Agreement, any other Loan Document, or any other document furnished from time to time in connection herewith (as such other documents may be supplemented from time to time) contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements herein or therein not misleading.

     SECTION 3.8. SUBSIDIARY INFORMATION. Schedule 2 attached hereto contains the name (including any other names used within the preceding five years), principal place of business and all other places of business of Borrower and each Subsidiary of Borrower. Each such Subsidiary is wholly owned by Borrower or a Subsidiary of Borrower.

SECTION 4. CONDITIONS PRECEDENT

     SECTION 4.1. CONDITIONS TO INITIAL LOANS. The obligation of each Bank to make Revolving Credit Loans hereunder is subject to the satisfaction of the following conditions precedent on or prior to the first Borrowing hereunder:

     (a) NOTES. The Agent shall have received for the account of each Bank a Note, each conforming to the requirements hereof and each duly executed and delivered by a duly authorized officer of Borrower.

     (b) CORPORATION PROCEEDINGS OF THE BORROWER. The Agent shall have received, with a counterpart for each Bank, a copy of the resolutions of the Board of Directors of Borrower authorizing the execution, delivery and performance of the Loan Documents to which it is a party and the consummation of the transactions contemplated hereby.

     (c) CORPORATE PROCEEDINGS OF SUBSIDIARIES OF BORROWER. The Agent shall have received, with a counterpart for each Bank, a copy of the resolutions of the Board of Directors of each Subsidiary of Borrower authorizing the execution of the Consent of Guarantors set forth at the end of this Agreement.

     SECTION 4.2 CONDITIONS TO ALL LOANS. The obligation of each Bank to make any loan hereunder, on any date, is subject to the satisfaction of the following conditions precedent as of the Borrowing Date:

     (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties made in Section 3 shall be true and correct in all material respects on and as of the date of such loan as if made on and as of such date unless specifically stated to relate to a specific earlier date.

     (b) NO DEFAULT OR EVENT OF DEFAULT. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the loan to be made on such date.

     Each borrowing by the Borrower under this Agreement shall constitute a representation and warranty by the Borrower as of the date of such borrowing that the conditions contained in the foregoing paragraphs (a) and (b) of this Section 4.3 have been satisfied.

SECTION 5.     AFFIRMATIVE COVENANTS

     The Borrower hereby agrees that, from the date hereof and so long as any Commitment remains in effect, any Note remains outstanding and unpaid or any other Obligation is owing to any Bank or the Agent hereunder, the Borrower shall:

     SECTION 5.1. FINANCIAL STATEMENTS. Furnish to each Bank:

     (a) as soon as available, but in any event within 90 days after the end of each fiscal year of Borrower, a copy of the Annual Financials; and

     (b) as soon as available, but in any event not later than 45 days after the end of each fiscal month, (i) the Monthly Financials;

     (c) concurrently with the delivery of the financial statements referred to in sections 5.1(a) and (b), the appropriate Officer's Certificate;

     (d) promptly upon receipt thereof, copies of all final reports submitted to Borrower by independent certified public accountants in connection with each annual, interim or special audit of the books of the Borrower or any of its Subsidiaries made by such accountants, including, without limitation, any final comment letter submitted by such accountants to management in connection with their annual audit; and

     (e) on reasonable notice to Borrower, such additional financial and other information as any Bank may from time to time reasonably request, including, without limitation, a monthly aging schedule of Borrower's and its Subsidiaries' accounts payable and accounts receivable.

     SECTION 5.2. NOTICES. Promptly give notice to the Agent and each Bank:

     (a)  of the occurrence of any Default or Event of Default;

     (b) of any (i) default or event of default under any Contractual Obligation that would have a material adverse effect on Borrower or on Borrower and its Subsidiaries taken as a whole or (ii) litigation, investigation or proceeding which may exist at any time between Borrower or any of its Subsidiaries and any Governmental Authority or other Person, which, if adversely determined, would have a material adverse effect on the business, operations, property or financial or other condition of Borrower or of Borrower and its Subsidiaries taken as a whole;

     (c) of a material adverse change in the business, operations, property or financial or other condition of Borrower or any of its Subsidiaries.

Each notice pursuant to this section 5.2 shall be accompanied by a statement of the chief executive officer or chief financial officer or other Responsible Officer of Borrower setting forth details of the occurrence referred to therein and stating what action Borrower proposes to take with respect thereto.

     SECTION 5.3. MAINTENANCE OF DEBT TO WORTH. Maintain, as of the end of each fiscal month and as of the end of each fiscal year, the ratio of Consolidated Liabilities to Consolidated Tangible Net Worth not in excess of 2.0 to 1.0.

     SECTION 5.4. NEW GUARANTORS. Promptly upon creating or acquiring any Subsidiary cause such Subsidiary to become a Guarantor hereunder.

SECTION 6. NEGATIVE COVENANTS

     Borrower hereby agrees that, from the date hereof and so long as any Commitment remains in effect, any Note remains outstanding and unpaid or any other Obligation is owing to any Bank or the Agent hereunder, Borrower shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly:

     SECTION 6.1. LIMITATION ON INDEBTEDNESS. Create, incur, assume or suffer to exist any Indebtedness except Permitted Indebtedness.

     SECTION 6.2. LIMITATION ON LIENS. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except Permitted Liens.

SECTION 7. EVENTS OF DEFAULT

     Upon the occurrence of any of the following events:

     (1) Borrower or any Guarantor shall fail to pay any principal of any Note when due or Borrower shall fail to pay any interest on any Note or any fee or other amount (including without limitation reimbursement obligations) payable hereunder, within five days after any such amount becomes due; or

     (2) Borrower or any Subsidiary of Borrower (a) shall fail to deliver or cause to be delivered the information, notices or other items specified in or satisfy any of its covenants under Sections 5.1 or 5.2 within five days of the date due hereunder or, as appropriate, request by the Agent seasonably and in good faith, or (b) shall default in the observance or performance of any covenant or agreement contained in Section 5.3 or Section 6, which default remains uncured for five days; or

     (3) any representation or warranty made or deemed made by Borrower or any Subsidiary of Borrower herein or in any other Loan Document or which is contained in any certificate, document or financial or other statement or other Loan Document furnished at any time under or in connection herewith or therewith, shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

     (4) any representation or warranty or covenant made in section 3 (except section 3.1) shall become incorrect in any material respect and remain incorrect 30 days after Borrower receives notice thereof; or

     (5) either Borrower or any Subsidiary of Borrower (a) shall default in the observance or performance of any covenant or agreement contained in section 5 hereof and not specified in paragraph (1) or (2) above or (b) shall default in the observance or performance of any other covenant or agreement contained herein, in each instance which default shall remain unremedied 30 days after Borrower receives notice of such default; or

     (6) Borrower or any of its Subsidiaries shall (a) default in any payment of principal of or interest on any Indebtedness (other than the Notes), the aggregate principal amount then outstanding of which exceeds $1,000,000 beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (b) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity; or

     (7) (a) Borrower or any Guarantor shall commence any case, proceeding or other action (i) under the Bankruptcy Code or any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or
(ii) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or Borrower or any Guarantor shall make a general assignment for the benefit of its creditors; or (b) there shall be commenced against Borrower or any Guarantor any case, proceeding or other action of a nature referred to in clause (a) above which (i) results in the entry of an order for relief or the appointment of any such official or (ii) remains undismissed, undischarged or unbonded for a period of 60 days; or (c) there shall be commenced against Borrower or any Guarantor any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (d) Borrower or any Guarantor shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (a), (b) or
(c) above; or (e) Borrower or any Guarantor shall generally not, or shall be unable to, or shall admit in writing it inability to, pay its debts as they become due; or

     (8) any of the Guaranties shall cease for any reason to be in full force and effect in accordance with its terms or any party thereto shall so assert in writing;

then, and in any such event, (a) if such event is an Event of Default specified in paragraph (7) above, automatically the Commitments, if still outstanding, shall immediately terminate and the loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement, the Notes and the Loan Documents shall immediately become due and payable, and (b) if such event is any other Event of Default, either or both of the following actions may be taken: (i) the Agent may, with the consent of the Required Banks, or upon the request of the Required Banks, the Agent shall, by notice to the Borrower, declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) the Agent may, with the consent of the Required Banks, or upon the request of the Required Banks, the Agent shall, by notice of default to the Borrower, declare the loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the Notes or the other Loan Documents to be due and payable forthwith, in which case other than as expressly provided above in this section, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

SECTION 8. THE AGENT

     SECTION 8.1. APPOINTMENT. Each Bank hereby designates and appoints Harris Trust and Savings Bank as the Agent of such Bank under each Loan Document and each Bank hereby authorizes Harris Trust and Savings Bank, as the Agent for such Bank, to take such action on its behalf under the provisions of this Agreement, the Notes and each Loan Document and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Agreement, each Loan Document and the Notes, together with such other powers (including without limitation the power to make disbursements to protect the rights of the Banks) as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in any Loan Document, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Bank and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into any Loan Document, or otherwise exist against the Agent.

     SECTION 8.2. DELEGATION OF DUTIES. The Agent may execute any of its duties under the Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

     SECTION 8.3. EXCULPATORY PROVISIONS. Neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be
(i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with any Loan Document (except for its or such Person's own gross negligence or willful misconduct), or (ii) responsible in any manner to any of the Banks for any recitals, statements, representations or warranties made by Borrower or any of its Subsidiaries or any officer thereof or in any certificate, report, statement referred to or provided for in, or received by the Agent under or in connection with, any Loan Document, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, the Notes or any other Loan Document or for any failure of Borrower or any of its Subsidiaries to perform their obligations under any Loan Document. The Agent shall not be under any obligation to any Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, any Loan Document or to inspect the properties, books or records of Borrower or any of its Subsidiaries.

     SECTION 8.4. RELIANCE BY AGENT. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by the Agent. The Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Agent. The Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Banks as it deems appropriate or it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under any Loan Document in accordance with a request of the Required Banks, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Banks and all future holders of the Notes.

     SECTION 8.5. NOTICE OF DEFAULT. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Agent has received notice from a Bank or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notices is a "notice of default." In the event that the Agent receives such a notice, the Agent shall give notice thereof to the Banks. The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Banks; however, unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Banks.

     SECTION 8.6. NON-RELIANCE ON AGENT AND OTHER BANKS. Each Bank expressly acknowledges that neither the.Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by the Agent hereafter taken, including any review of the affairs of the Borrower or any of its Subsidiaries, shall be deemed to constitute any representation or warranty by the Agent to any Bank. Each Bank represents to the Agent that it has, independently and without reliance upon the Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and its Subsidiaries and made its own decision to make its loans hereunder and enter into this Agreement and the agreements contemplated hereby. Each Bank also represents that it will, independently and without reliance upon the Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the agreements contemplated hereby, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of Borrower and its Subsidiaries. Except for notices, reports and other documents expressly required to be furnished to the Banks by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Borrower and its Subsidiaries which may come into the possession of the

Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

     SECTION 8.7. INDEMNIFICATION. The Banks agree to indemnify the Agent in its capacity as such (to the extent not reimbursed by Borrower and its Subsidiaries and without limiting the obligation of Borrower and its Subsidiaries to do so), ratably according to their respective Commitment Percentages, from and against any and all liabilities, obligations. losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including without limitation at any time following the payment of the Notes) be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of any Loan Documents or the transactions contemplated thereby or any action taken or omitted by the Agent under or in connection with any of the foregoing; however no Bank shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Agent's gross negligence or willful misconduct. The agreements in this section 8 shall survive the payment of the Notes and all other amounts payable hereunder.

     SECTION 8.8. AGENT IN ITS INDIVIDUAL CAPACITY. The Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with Borrower and its Subsidiaries as though the Agent were not the Agent hereunder. With respect to loans made or renewed by it and any Note issued to it, the Agent shall have the same duties, rights and powers under this Agreement as any Bank and may exercise the same as thought it were not the Agent, and the terms "Bank" and "Banks" shall include the Agent in its individual capacity.

     SECTION 8.9. SUCCESSOR AGENT. The Agent may resign as Agent upon 30 days' notice to the Banks and to the Borrower. If the Agent shall give such notice under this Agreement, then the Required Banks during such 30 day period shall appoint from among the Banks a successor agent for the Banks which successor agent shall be approved by the Borrower (and if the Required Banks and the Borrower cannot agree on a successor agent, the Agent at the end of such 30 day period shall appoint such successor agent from among the Banks), whereupon such successor agent shall succeed to the rights, powers and duties of the Agent, and the term "Agent" shall mean such successor agent effective upon its appointment, and the former Agent's rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any holders of the Notes. After any retiring Agent's resignation hereunder as Agent, the provisions of this Section 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

SECTION 9.     MISCELLANEOUS

     SECTION 9.1. AMENDMENTS AND WAIVERS. No provision of any Loan Document may be amended, otherwise modified or waived except in a writing signed by the Borrower and each Bank or, in the case of a waiver, by the party or parties bound thereby.

     SECTION 9.2. NOTICES. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing or by telecopy or telex and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or when deposited in the mail, certified or registered mail, postage prepaid or, in the case of telex notice, when sent, answerback received, addressed as follows in the case the Borrower and the Agent, and as set forth below the signature lines in the case of the Banks' parties hereto, or to such address or other address as may be hereafter notified by the respective parties hereto and any future holders of the Notes:

          The Borrower or
          any Guarantor:           Thor Industries, Inc.
                                   419 West Pike Street
                                   Jackson Center, Ohio 45334
                                   Attn: Walter L. Bennett

           The Agent:              Harris Trust and Savings Bank
                                   111 West Monroe Street
                                   Chicago, Illinois 60690
                                   Attn: Lori L. Reilly

provided that any notice, request or demand to or upon the Agent shall not be effective until received.

     SECTION 9.3. NO WAIVER; CUMULATIVE REMEDIES. No failure to exercise and no delay in exercising, on the part of the Agent or any Bank, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

     SECTION 9.4. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the Notes.

     SECTION 9.5. LEGAL FEES. OTHER COSTS AND INDEMNIFICATION. The Borrower agrees to pay the reasonable fees and disbursements of

Messrs. Chapman and Cutler, counsel to the Agent, in connection with the preparation and execution of the Loan Documents, and any amendment, waiver or consent related thereto, whether or not the transactions contemplated herein are consummated. The Borrower further agrees to indemnify each Bank, the Agent, and any security trustee and their respective directors, officers and employees, against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor, whether or not the indemnified Person is a party thereto) which any of them may pay or incur arising out of or relating to any Loan Document or any of the transactions contemplated thereby or the direct or indirect application or proposed application of the proceeds of any Revolving Credit Loan, other than those which arise from the gross negligence or willful misconduct of the party claiming indemnification. The Borrower, upon demand by the Agent or a Bank at any time, shall reimburse the Agent or Bank for any legal or other expenses incurred in connection with investigating or defending against any of the foregoing except if the same is directly due to the gross negligence or willful misconduct of the party to be indemnified.

     SECTION 9.6. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the Borrower, the Banks, the Agent, all future holders of the Notes and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Bank.

     SECTION 9.7. ADJUSTMENTS; SET-OFF.

     (a) If any Bank (a "BENEFITED BANK") shall at any time receive any payment of all or part of its loans, or interest thereon, or receive any payment of all or part of its loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in clause (7) of section 7, or otherwise) in a greater proportion than any such payment to and collateral received by any other Bank in respect of such other Bank's loans, or interest thereon, such benefited Bank shall purchase for cash from each such other Bank such portion of each such other Bank's loan. or shall provide each such other Bank with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefited Bank to share the excess payment or benefits of such collateral or proceeds ratably with each such other Bank; HOWEVER, if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Bank, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery but without interest (unless the benefited Bank is required to pay interest on such excess payments or benefits to the Person recovering such payment or benefit). The Borrower agrees that each

Bank so purchasing a portion of another Bank's loan may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Bank were the direct holder of such portion.

     (b) In addition to any rights and remedies of the Banks provided by law, upon the occurrence of an Event of Default and acceleration of the obligations owing in connection with this Agreement each Bank shall have the right, without prior notice to the Borrower, any such notice being expressly waived by Borrower to the extent permitted by applicable law, to set off and apply against any indebtedness, whether matured or unmatured, of Borrower or any Subsidiary of Borrower to such Bank, any amount held by or owing from such Bank to or for the credit or the account of Borrower or any Subsidiary of Borrower at, or at any time after, the happening of any of the above mentioned events, and the aforesaid right of set-off may be exercised by such Bank against Borrower or any Subsidiary of Borrower or against any trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver, custodian or execution, judgment or attachment creditor of Borrower or any Subsidiary of Borrower, or against anyone else claiming through or against Borrower or any Subsidiary of Borrower or such trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver, custodian or execution, judgment or attachment creditor, notwithstanding the fact that such right of setoff shall not have been exercised by such Bank prior to the making, filing or issuance of, or service upon such Bank, or of notice of, any such petition, assignment for the benefit of creditors; appointment or application for the appointment of a receiver; or issuance of execution, subpoena, order or warrant. Each Bank agrees promptly to notify Borrower and the Agent after any such set off and application made by such Bank, provided that the failure to give such notice shall not affect the validity of such set off and application.

     SECTION 9.8. INCORPORATION OF GUARANTY PROVISIONS. Without limiting any more general incorporation of any Loan Documents, the provisions of paragraphs 6, 8 and 9 (together with the definitions of any defined terms used in those paragraphs) of the Guaranties are incorporated herein, substituting herein the words "Borrower" and "this Agreement," respectively, for the words "the undersigned" and "this Guaranty" therein.

     SECTION 9.9. RELEASE OF CERTAIN GUARANTIES. The Banks hereby release Henschen Corp., Haul-Away, Inc., Airstream Venture Corporation, Thor Investment Company, and Thor Tech, Inc. from their obligations under their respective Guaranties and agrees they need not be Guarantors.

     SECTION 9.10. COUNTERPARTS; EFFECTIVE DATE. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged only with the Borrower and the Agent.

     SECTION 9.11. GOVERNING LAW. This Agreement, the Notes and the rights and obligations of the parties under this Agreement, the Notes, and the other Loan Documents (other than the Guaranties which by their terms are governed by the laws of the State of Ohio) shall be governed by, and construed and interpreted in accordance with, the local laws of the State of Illinois, except and only to the extent precluded by other laws of mandatory application.

     SECTION 9.12. HEADINGS. The headings of the Sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof.

     AS A SPECIFICALLY BARGAINED INDUCEMENT FOR BANKS TO ENTER INTO THIS AGREEMENT AND EXTEND CREDIT TO BORROWER, EACH OF BORROWER, GUARANTORS AND BANKS WAIVE TRIAL BY JURY WITH RESPECT TO ANY ACTION, CLAIM, SUIT OR PROCEEDING IN RESPECT OF OR ARISING OUT OF THIS AGREEMENT AND THE CONDUCT OF THE RELATIONSHIP BETWEEN BANKS, BORROWER AND GUARANTORS.

     Upon your acceptance hereof in the manner hereinafter set forth, this Agreement shall be a contract between us for the purposes hereinabove set forth.


                              THOR INDUSTRIES, INC.


                              By:
                                 -------------------------------------

                              Title:


     Accepted and Agreed to as of the day and year last above written.

                              HARRIS TRUST AND SAVINGS BANK, in its
                               individual capacity as a Bank and as
                               Agent


                              By:
                                 -------------------------------------

                              Title:
                              Address:  111 West Monroe
                                        Chicago, IL 60690

                              BANK ONE, SIDNEY, NA


                              By:
                                 -------------------------------------

                              Title:
                              Address:  134 East Poplar Street
                                        Sidney, Ohio 45365

                              CONSENT OF GUARANTORS

     The undersigned, each a Person executing and delivering a Guaranty (as defined in the hereinafter defined Agreement) to the Agent under the Original Credit Agreement, each jointly and severally hereby acknowledges prior notice of, consents to and approves the foregoing Amended and Restated Revolving Credit Agreement among Thor Industries, Inc., Harris Trust and Savings Bank, Bank One, Sidney, NA, and Harris Trust and Savings Bank, as Agent (the "Agreement"), agrees that its Guaranty shall continue in full force and effect and further agrees that the liabilities and indebtedness created or evidenced by the foregoing Agreement and the other Loan Documents defined therein shall be a part of the "Obligations" as defined in the Guaranties, constitutes a Financing and Security Agreement under the terms of its Guaranty, and further agrees and acknowledges this consent is not required under the terms of its Guaranty and that the execution hereof shall not be construed to require the undersigned's consent to any future amendment, modification, or waiver of any term of the Agreement except as otherwise provided in said Guaranty. While each Guaranty was originally delivered in duplicate originals to Bank One, Sidney, N.A., as Agent under the Original Credit Agreement, for delivery to each Bank, each Guarantor acknowledges that each Guaranty runs in favor of each Bank under the Credit Agreement and is enforceable by each Bank individually or both Banks acting jointly.

AIRSTREAM, INC.                    CITAIR, INC.


By:                                By:
   ----------------------------       --------------------------------

Title:                             Title:
      -------------------------          -----------------------------


THOR INDUSTRIES OF PENNSYLVANIA    EBC, INC.,
                                    D/B/A ELDORADO BUS


By:                                By:
   ----------------------------       --------------------------------

Title:                             Title:
      -------------------------          -----------------------------



DUTCHMEN MANUFACTURING, INC.       THOR INDUSTRIES WEST, INC.

By:                                By:
   ----------------------------       --------------------------------

Title:                             Title:
      -------------------------          -----------------------------

NCC ACQUISITION, INC.,             FOUR WINDS INTERNATIONAL
D/B/A ELDORADO NATIONAL            CORPORATION (formerly known as Thor
                                   Acquisition Corp.)


By:                                By:
   ----------------------------       --------------------------------

Title:                             Title:
      -------------------------          -----------------------------

                                   SCHEDULE 1
                             COMMITMENT OF THE BANKS

                                   Commitment/%

Bank One, Sidney, NA               $10,000,000/50%

Harris Trust and Savings Bank      $10,000,000/50%

 TOTALS                            $20,000,000/100%

                                   SCHEDULE 2
                              THOR INDUSTRIES, INC.
                               CORPORATE STRUCTURE


NAME(S)               OWNERSHIP                     PLACE OF BUSINESS
-------               ---------                     -----------------

Thor Industries, Inc.- Parent Corporation           419 West Pike St.
Delaware corporation                                Jackson Center, OH 45334


NAME OF SUBSIDIARY    WHOLLY OWNED SUBSIDIARIES     ADDRESS
------------------    -------------------------     -------

Airstream, Inc.       Wholly owned subsidiary of    419 West Pike Street
Nevada corporation    Thor Industries, Inc.         Jackson Center, OH 45334

Henschen Corp. Ohio   Wholly owned subsidiary of    419 West Pike Street
corporation           Airstream, Inc.               Jackson Center, OH 45334

Haul-Away, Inc. Ohio  Wholly owned subsidiary of    419 West Pike St.
corporation           Airstream. Inc.               Jackson Center, OH 45334

Airstream Venture     Wholly owned subsidiary of    419 West Pike St.
corporation           Airstream, Inc.               Jackson Center, OH 45334
Delaware corporation

*Thor Industries      Wholly owned subsidiary of    Road #3, Box 38,
Pennsylvania corp.    Thor Industries, Inc.         Pennsylvania, Inc.
                                                    N. Creamery
                                                    Middleburg, PA 17842

Citair, Inc.          Wholly owned subsidiary of    56 N. Creamery Road
Pennsylvania corp.    Thor Industries, Inc.         Middleburg, PA  17842

DIVISION:
General Coach - Hensall, Ontario                    P.O. Box 10, 73 Mill St.
                                                    Hensall, Ontario
                                                    Canada NOM lX0

General Coach - Oliver, British Columbia            P.O. Box 700
                                                    Ninth St., East
                                                    Oliver, B.C.
                                                    Canada VOH IT0

Dutchmen              Wholly owned subsidiary of    305 Steury Avenue Inc.
Manufacturing,        Thor Industries, Inc.         Goshen, IN 46526
Delaware corporation

EBC, Inc., Edlorado   Wholly owned subsidiary of    304 Avenue B, Box 6260
Bus Kansas            Thor Industries, Inc.
corporation

----------

     *    Formerly (before 06/28/89) Middleburg, Inc.

NAME(S)               OWNERSHIP                     PLACE OF BUSINESS
-------               ---------                     -----------------

NCC Acquisition,      Wholly owned subsidiary of    13900 Sycamore Way
Inc.                  Thor Industries, Inc.         Chino, CA  91710
dba/ElDorado
National
California
corporation

Thor Industries       Wholly owned subsidiary of    7450 Zinfandel
West, California      Thor Industries, Inc.         Ontario, CA 19761
corporation

Thor Investment       Wholly owned subsidiary of    Delaware Trust
Company Delaware      Thor Industries, Inc.         Building 2nd Fl.
corporation                                         900 Market St.
                                                    Wilmington, DE 89101-6018

Thor Tech, Inc.       Wholly owned subsidiary of    Suite 800
Nevada corporation    Thor Industries, Inc.         300 S. Fourth St.
                                                    Las Vegas, NV 89101-6018

Four Winds            Wholly owned subsidiary of    701 County Road
International         Thor Industries, Inc.         P.O. Box 1486
Corporation                                         Elkhart, IN  46515-1486
(formerly
known as Thor
Acquisition
corporation Delaware
Corp.)

                                    EXHIBIT A

                                      NOTE
                                                                December 4, 1992

     FOR VALUE RECEIVED, the undersigned, Thor Industries, Inc., a Delaware corporation (the "Borrower"), promises to pay to the order of _______________ the "Bank") on the Termination Date of the hereinafter defined Credit Agreement at the principal office of Harris Trust and Savings Bank in Chicago, Illinois, in immediately available funds, the principal sum of ________________ Dollars ($_____________) or, if less, the aggregate unpaid principal amount of all Revolving Credit Loans made by the Bank to the Borrower under its Commitment pursuant to the Credit Agreement and with each Revolving Credit Loan to mature and become payable on the Termination Date, or, if earlier, in the case of Eurodollar Loans on the last day of the Interest Period applicable thereto, but in no event later than the Termination Date, together with interest on the principal amount of each Revolving Credit Loan from time to time outstanding hereunder at the rates, and payable in the manner and on the dates, specified in the Credit Agreement.

     The Bank shall record on its books and records or on a schedule attached to this Note, which is a part hereof, each Loan made by it to the Borrower pursuant to its Commitment, together with all payments of principal and interest and the principal balances from time to time outstanding hereon, whether the Revolving Credit Loan is a Prime Rate Loan or a Eurodollar Loan and in the case of a Eurodollar Loan the interest rate and Interest Period applicable thereto, provided that prior to the transfer of this Note all such amounts shall be recorded on a schedule attached to this Note. The records thereof, whether shown on such books and records or on the schedule to this Note, shall be PRIMA FACIE evidence of the same, provided, however, that the failure of the Bank to record any of the foregoing or any error if any such records shall not limit or otherwise affect the obligation of the Borrower to repay all Loans made to it pursuant to the Credit Agreement together with accrued interest thereon.

     This Note is one of the Notes referred to in the Amended and Restated Credit Agreement dated as of December 4, 1992 between the Borrower, Harris Trust and Savings Bank, as Agent, and others (the "CREDIT AGREEMENT"), and this Note and the holder hereof are entitled to all the benefits provided for thereby or referred to therein, to which Credit Agreement reference is hereby made for a statement thereof. All defined terms used in this Note, except terms otherwise defined herein, shall have the same meaning as in the Credit Agreement. This Note shall be governed by and construed in accordance with the internal laws of the State of Illinois.

     Prepayments may be made hereon and this Note may be declared due prior to the expressed maturity hereof, all in the events, on the terms and in the manner as provided for in the Credit Agreement.

     The Borrower hereby waives demand, presentment, protest or notice of any kind hereunder.


                              THOR INDUSTRIES, INC.


                              By:
                                 ------------------------------

                              Its:
                                  -----------------------------

                              CONSENT OF GUARANTORS

     The undersigned, each a Person executing and delivering a Guaranty (as defined in the hereinafter defined Agreement) to the Agent under the Original Credit Agreement, each jointly and severally hereby acknowledges prior notice of, consents to and approves the foregoing Amended and Restated Revolving Credit Agreement among Thor Industries, Inc., Harris Trust and Savings Bank, Bank One, Sidney, NA, and Harris Trust and Savings Bank, as Agent (the "Agreement"), agrees that its Guaranty shall continue in full force and effect and further agrees that the liabilities and indebtedness created or evidenced by the foregoing Agreement and the other Loan Documents defined therein shall be a part of the "Obligations" as defined in the Guaranties, constitutes a Financing and Security Agreement under the terms of its Guaranty, and further agrees and acknowledges this consent is not required under the terms of its Guaranty and that the execution hereof shall not be construed to require the undersigned's consent to any future amendment, modification, or waiver of any term of the Agreement except as otherwise provided in said Guaranty. While each Guaranty was originally delivered in duplicate originals to Bank One, Sidney, N.A., as Agent under the Original Credit Agreement, for delivery to each Bank, each Guarantor acknowledges that each Guaranty runs in favor of each Bank under the Credit Agreement and is enforceable by each Bank individually or both Banks acting jointly.


AIRSTREAM, INC.                    CITAIR, INC.


By:                                By:
   ----------------------------       --------------------------------

Title:                             Title:
      -------------------------          -----------------------------


THOR INDUSTRIES OF PENNSYLVANIA    EBC, INC.,
                                   D/B/A ELDORADO BUS

By:                                By:
   ----------------------------       --------------------------------

Title:                             Title:
      -------------------------          -----------------------------


DUTCHMEN MANUFACTURING, INC.  THOR INDUSTRIES WEST, INC.


By:                                By:
   ----------------------------       --------------------------------

Title:                             Title:
      -------------------------          -----------------------------

NCC ACQUISITION, INC.,             FOUR WINDS INTERNATIONAL  D/B/A ELDORADO
NATIONAL                 (formerly known as Thor
CORPORATION                        Acquisition Corp.)

By:                                By:
   ----------------------------       --------------------------------

Title:                             Title:
      -------------------------          -----------------------------

                                    EXHIBIT A

                                      NOTE
$10,000,000                                                     December 4, 1992

     FOR VALUE RECEIVED, the undersigned, Thor Industries, Inc., a Delaware corporation (the "BORROWER"), promises to pay to the order of Harris Trust and Savings Bank (the "Bank") on the Termination Date of the hereinafter defined Credit Agreement at the principal office of Harris Trust and Savings Bank in Chicago, Illinois, in immediately available funds, the principal sum of Ten Million Dollars ($10,000,000) or, if less, the aggregate unpaid principal amount of all Revolving Credit Loans made by the Bank to the Borrower under its Commitment pursuant to the Credit Agreement and with each Revolving Credit Loan to mature and become payable on the Termination Date, or, if earlier, in the case of Eurodollar Loans on the last day of the Interest Period applicable thereto, but in no event later than the Termination Date, together with interest on the principal amount of each Revolving Credit Loan from time to time outstanding hereunder at the rates, and payable in the manner and on the dates, specified in the Credit Agreement.

     The Bank shall record on its books and records or on a schedule attached to this Note, which is a part hereof, each Loan made by it to the Borrower pursuant to its Commitment, together with all payments of principal and interest and the principal balances from time to time outstanding hereon, whether the Revolving Credit Loan is a Prime Rate Loan or a Eurodollar Loan and in the case of a Eurodollar Loan the interest rate and Interest Period applicable thereto, provided that prior to the transfer of this Note all such amounts shall be recorded on a schedule attached to this Note. The records thereof, whether shown on such books and records or on the schedule to this Note, shall be PRIMA FACIE evidence of the same, provided, however, that the failure of the Bank to record any of the foregoing or any error if any such records shall not limit or otherwise affect the obligation of the Borrower to repay all Loans made to it pursuant to the Credit Agreement together with accrued interest thereon.

     This Note is one of the Notes referred to in the Amended and Restated Credit Agreement dated as of December 4, 1992 between the Borrower, Harris Trust and Savings Bank, as Agent, and others (the "CREDIT AGREEMENT"), and this Note and the holder hereof are entitled to all the benefits provided for thereby or referred to therein, to which Credit Agreement reference is hereby made for a statement thereof. All defined terms used in this Note, except terms otherwise defined herein, shall have the same meaning as in the Credit Agreement. This Note shall be governed by and construed in accordance with the internal laws of the State of Illinois.

     Prepayments may be made hereon and this Note may be declared due prior to the expressed maturity hereof, all in the events, on


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

the terms and in the manner as provided for in the Credit Agreement.

     The Borrower hereby waives demand, presentment, protest or notice of any kind hereunder.
                              THOR INDUSTRIES, INC



                              By:
                                 --------------------------------

                              Its:
                                  -------------------------------


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